Exhibit 99.1

                      Sono-Tek Announces Year End Earnings


(May 23, 2007-Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $6,886,000 for the Fiscal Year ended February 28, 2007, compared to sales of $6,871,000 for the previous Fiscal year, an increase of $15,000. While sales appear to be flat, in fact there were significant increases in the sales to medical device companies and to international customers, resulting from our technical and market development programs of the past two years. Offsetting these gains was a general decline in North American sales to the electronics industry, historically, our largest market. The Company anticipated this decline in view of an accelerating move to offshore electronics production, combined with a slowdown in the housing market, and a reduction in the competitiveness of domestic automotive manufacturers. The housing market and domestic automotive companies are large users of printed circuit boards in a variety of electronic devices.

Net income for the year was $544,000, compared to $1,043,000 for the previous Fiscal Year, a decrease of 48%. The decrease in net income is mainly a result of increased spending on marketing, sales, and product development, and the impact of new SEC regulations that treat stock option awards as current expenses. According to Dr. Christopher L. Coccio, Sono-Tek's CEO and President, "We believe that the reduction in current income generation resulting from increased spending on product and market development is well justified, in that it is expected to create future growth opportunities for the Company. We have been successful in creating new business in the medical device market, and in growing a significantly larger international business in electronics, medical device coatings, and coatings for fuel cells and solar panels."

The balance sheet is improved from last year at this time, with working capital of $4,232,000 versus $3,699,000 at the end of the previous Fiscal Year, and stockholders' equity increased from $4,230,000 to $4,851,000 at February 28, 2007. The Company has total debt of $79,000, resulting in an excellent debt to equity ratio. The strong balance sheet and cash position has allowed the Company to make expenditures in both new technology and geographical markets this year, and will allow it to continue its plans to achieve significant future growth by investments in technology and market development. Some of the key areas being worked on include the new MediCoat PSI and MediCoat 2 products for applying drug eluting coatings to medical devices, the new SonoDry series of spray dryers for nanotechnology and related research applications, the initiative to develop food industry applications for our WideTrack product line, and development work in the energy field to apply our technology to fuel oil combustors, solar panels, and fuel cells.

Dr. Coccio stated, "We expect to see continued softness in the North American electronics industry, which could result in overall sales decreases. We will continue to pursue the newer markets noted above. We believe it would be counterproductive to curtail our current product and market development efforts for short term quarterly results."
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For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality, and reliability.

      This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.

                              Sono-Tek Corporation
                             Selected Financial Data

                                       Fiscal Year Ended February 28,
                                       -----------------------------
                                              2007          2006
                                       -----------------------------

Net Sales                                 $ 6,886,453   $ 6,871,069

Net Income                                $   544,203   $ 1,043,320

Basic Earnings Per Share -                $      0.04   $      0.07

Diluted Earnings Per Share -              $      0.04   $      0.07

Weighted Average Shares - Basic            14,359,936    14,156,972

Weighted Average Shares - Diluted          14,439,808    14,274,493